Exhibit 14(a)(1)(iii)

State Street Bank & Trust Company

First Union Lehman Brothers Series 1997-C1

Two International Place, 5th Floor

Boston, MA  02111

Annual Statement as to Compliance

OFFICER’S CERTIFICATE

First Union Commercial Mortgage Trust –

Commercial Mortgage Pass-Through Certificates

Series 1997-C1

As an authorized officer of CRIIMI MAE Services Limited Partnership, Special Servicer to the Trust under a Pooling and Servicing Agreement dated as of May 1, 1997, I hereby certify that:

i.                                          A review of performance of CRIIMI MAE Services Limited Partnership as Special Servicer for the period August 27 through December 31, 2001 was conducted under my supervision; and

ii.                                       To the best of my knowledge, based upon such review, CRIIMI MAE Services Limited Partnership as Special Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such period and there has been no default in the fulfillment of any such obligation.

CRIIMI MAE SERVICES LIMITED PARTNERSHIP as Special Servicer and Subservicer

By:	CMSLP Management Company, Inc. Its general partner

/s/	Maribeth Stahl
By:	Maribeth Stahl, Vice President
Date:	March 11, 2002

Additional copies delivered to:

First Union Capital Markets Group
First Union National Bank
One First Union Center, TW9
Charlotte, NC  28288